UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 22, 2008

MSC – Medical Services Company

(Exact name of registrant as specified in its charter)

Florida	333-132913	59-2997634
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

841 Prudential Drive, Suite 900

Jacksonville, Florida 32207

(Address of principal executive offices, including zip code)

(904) 646-0199

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02	TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

A discussion of the satisfaction by MSC – Medical Services Company, a Florida corporation (“MSC” or the “Company”) of its obligations under the Indenture dated as of June 15, 2005, and the Revolving Credit Agreement, dated as of March 31, 2005 is set forth below in Item 2.01 and incorporated herein by reference.

ITEM 2.01	COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On July 22, 2008, MCP-MSC Acquisition, Inc., a Delaware corporation (“MCP” or the “Parent”) and MSC – Medical Services Company, a Florida corporation (“MSC” or the “Company”), closed on the sale of the Company’s Pharmacy Services Division (“PBM”) to Express Scripts, Inc., a Delaware corporation (“Express”) (the “Transaction”). The Transaction was consummated in accordance with the Acquisition Agreement dated June 12, 2008 among Parent, the Company, MSC Group, Inc., a Delaware corporation and Express, which Agreement was previously filed by the Company in the Current Report on Form 8-K on June 18, 2008 and later amended pursuant to a Form 8-K/A on June 23, 2008.

Pursuant to the Agreement, Express acquired 100% of the outstanding shares of the Company for $248 million, subject to certain purchase price adjustments. In connection with the closing of the Transaction, the Company contributed all of the assets and liabilities of its Medical Products and Services Division, or the “Non-PBM Business” (as defined in the Agreement), including the equity interests of its subsidiaries ZoneCare USA of Delray, LLC, and SelectMRI Acquisition, LLC, to MSC Group, Inc., a Delaware corporation (“Group”), a newly created subsidiary of MSC, pursuant to the terms of a Restructuring Agreement between the Company and the Group. Simultaneous with the closing of the Transaction, MSC transferred all the outstanding shares of Group to Parent.

Also in connection with the closing of the Transaction, the Company and Group entered into a Transition Services Agreement (the “TSA”), which sets forth the services to be performed by each respective party on behalf of the other as well as the consideration to be paid for such services. Services to be performed under the agreement by Group on behalf of the Company include, but are not limited to payroll processing services, information technology support, and finance and accounting services. In addition to the TSA, the Company has transferred the office lease of the corporate headquarters to Group, and Group has agreed to sublet a portion of the office space back to the Company.

In connection with the closing of the Transaction, a portion of the proceeds were used to satisfy certain debt obligations of the Company, including outstanding bonds in a principal amount of $150 million plus prepayment penalties and accrued interest, as well as a revolving credit agreement with an outstanding balance of approximately $24 million. As of the closing date, the Company satisfied its obligations under the Indenture dated as of June 15, 2005, among MSC, the Parent, and U.S. Bank National Association, as trustee under the indenture, and the Revolving Credit Agreement, dated as of March 31, 2005, among MSC, the Parent, and Bank of America N.A., as administrative agent for the lender, both of which were filed by the Company in the Registration Statement on Form S-4 on March 31, 2006. The satisfaction of these obligations eliminates the Company’s filing requirements under Securities and Exchange Act of 1934 as set forth under the Indenture. As such, the Company will file a Form 15 with the Securities and Exchange Commission immediately subsequent to this filing providing a notice of termination of its duty to file reports under Sections 13 and 15(d) of the Securities and Exchange Act.

The Company issued a press release on July 22, 2008, which announced the completion of the Transaction. A copy of the Press Release is filed as Exhibit 99.1.

ITEM 5.01	CHANGE OF CONTROL

Pursuant to the closing of the Transaction on July 22, 2008, Express acquired 100% of the outstanding shares of the Company as contemplated by the Agreement.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

(b) Pro Forma Financial Information

As noted above in Item 2.01, the Company will file a Form 15 with the Securities and Exchange Commission immediately subsequent to this filing providing a notice of termination of its duty to file reports under Sections 13 and 15(d) of the Securities and Exchange Act and accordingly pro forma financial information will not be provided.

(d) Exhibits.

99.1	Press Release issued by MSC – Medical Services Company, dated July 22, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 22, 2008	MSC – MEDICAL SERVICES COMPANY

/s/ Joseph P. Delaney
Joseph P. Delaney
President and CEO

Exhibit Index

Exhibit No.	Description

99.1	Press Release issued by MSC – Medical Services Company, dated July 22, 2008.